Exhibit 99.1

Harleysville-Nationwide Transaction
Agent “Frequently Asked Questions” & Responses
(Previously answered questions in gray; most recently answered questions in black)

A. General

Q1. Why is Harleysville entering into the contemplated transactions with Nationwide?

Both Harleysville and Nationwide believe there is a strategic benefit in creating a national independent agency distribution network that will make the combined organization stronger over the long term. Under the Nationwide umbrella, the contemplated transactions bring together two best-in-class property & casualty carriers (Harleysville and Allied) with complementary geographic marketing territories—Harleysville’s strong independent agency network, primarily east of the Mississippi, and Allied’s strong independent agency network in the Midwest and West.

Q2. What impact will the transactions have on Harleysville Life Insurance Company?

For the foreseeable future, Harleysville Life Insurance Company will continue to support our P&C operation, and its business strategy remains unchanged.

Q3. What transactions will occur under the merger agreement, and when will they be completed?

Under the terms of the agreement, Harleysville Mutual would merge directly into and become a part of Nationwide Mutual. In addition, Harleysville Group would merge with a subsidiary of Nationwide, and, as part of that merger, Nationwide would acquire all of the outstanding publicly held shares of common stock of Harleysville Group Inc. for $60.00 per share. The two mergers must both be approved by a number of constituencies and regulators and occur together. After the mergers occur, Harleysville Mutual would be a part of Nationwide, and Harleysville Group and its subsidiaries would be wholly owned by Nationwide. After the mergers, the Harleysville companies would operate along with Allied Insurance, the independent agency arm of Nationwide. For additional details, please refer to the press release regarding this announcement.

In order to be completed, the mergers require approvals from a number of constituencies and regulators. For instance, the policyholders of Harleysville Mutual must approve the merger between Harleysville Mutual and Nationwide, the stockholders of Harleysville Group Inc. must approve the merger of Harleysville Group with a subsidiary of Nationwide, and the Ohio Department of Insurance and the Pennsylvania Insurance Department must review and approve the transactions.

We anticipate that the mergers will be completed in the early part of 2012.

Q4. Will Michael Browne continue to play a key role after the merger?

Yes. Michael will become President and Chief Operating Officer of Harleysville following the completion of the mergers, and looks forward to working with you as we take Harleysville to the next level of excellence.

Q5. How will the contemplated transactions affect my existing relationship with Harleysville?

It will take several months to close the transactions. Until that time, Nationwide and Harleysville will continue to operate as separate companies as we do today. For now, this means:

•      Harleysville will continue to appoint new agents to represent us.

•      Direct commissions and contingent commissions (if you participate) will remain the same.

•      The same underwriters, agency relationship managers, and other Harleysville representatives will continue to support your agency.

•                  You will continue to write and process business as you do today.

Q6. How will my Harleysville policyholders be affected by these transactions?

There will be no immediate impact to policyholders. They will continue to be served by their same Harleysville agent and Harleysville customer service representatives. Our company will write new business and renew existing business based on our current product portfolio, and will continue to have the support of our current underwriting, claims, and risk control services.

Additionally, upon completion of the mergers, Harleysville will have even greater opportunity to focus on its long-term strategic goal—meeting the needs of its policyholders, agency partners, and employees.

For policyholders in particular, they will now be offered a broader portfolio of insurance, financial, and banking products and services. Additionally, the policyholders will enjoy the full backing of Nationwide’s financial strength. While Harleysville has approximately $1.3 billion of surplus, the combined companies will have approximately $13.5 billion of surplus after the merger is complete. Moreover, Harleysville’s current A.M. Best rating is “A,” and Nationwide’s current rating is an “A+.” Finally, the combined organization will retain the mutual insurance company structure with its focus on meeting the insurance needs of its policyholders.

In light of the mutual structure and with Nationwide’s deeper financial platform, the organization will have the ability to make greater investments in its products and resources. This will result in more growth opportunities and in the long-term needs of the policyholders being better served and benefiting from even greater protection and financial security. In this regard, it is worth noting that since its merger with Nationwide in 1998, Allied has expanded from 23 states to 33 states — and has tripled its direct written premium from $900 million to nearly $3.4 billion.

Q7. Will you be holding meetings with agents to provide further details on the mergers?

Yes. We are hosting meetings throughout our operating territory for agency principals, beginning in early October, to share details and answer questions firsthand.

Q8. Will there be ongoing communication with agents between now and when the transactions close?

Yes. We will continue to share additional information regarding the merger transactions as it becomes available to us, and we will hold meetings, as appropriate, to maintain ongoing dialogue with our agency partners.

Q9. The merger announcement communications from September stated that the mergers were anticipated to be completed in early 2012. Has that date been revised? If so, what is the new estimated date of closing?

At this point, we expect to complete the mergers in the second quarter of 2012. There are several insurance departments that must approve the mergers. In addition, the approval of the Harleysville Group stockholders, the approval of the Harleysville Mutual members and the approval of the Nationwide Mutual members are required. We are holding the special meetings of stockholders and members on Tuesday, April 24, 2012, and Nationwide held its special meeting of members on Monday, April 9, 2012, but it is not possible to provide an exact date for the close, since the transactions must be approved by a number of constituencies and regulators.

Q10. Is it possible that the merger could get held up in litigation?

Legal actions are fairly common following merger announcements, and are just a part of the merger process that we will work to resolve. At this point, we expect to complete the merger in the second quarter of 2012.

B. About Nationwide/Allied

Q1. Who is Nationwide?

Based in Columbus, Ohio, Nationwide is one of the largest and strongest diversified insurance and financial services organizations in the United States. Nationwide is rated A+ by A.M. Best and employs approximately 33,000 associates across the country. Its current distribution model includes exclusive agents, independent agents and a direct channel.

Q2. Is Nationwide a mutual or a stock-based company?

Nationwide is a mutual insurance company that operates with the brands of Allied Insurance, Nationwide Agribusiness, Nationwide Bank, Nationwide Insurance, Nationwide Financial, Scottsdale Insurance, Titan Insurance, and VPI Pet Insurance. Nationwide is not a stock-based company.

Q3. Who is Allied?

Allied is the current independent agency arm of Nationwide. Since joining Nationwide in 1998, Allied has grown from 23 states to 33 states, and tripled its direct written premium from $900 million to nearly $3.4 billion—accounting for 23% of Nationwide’s overall P&C direct written premium. Allied’s business mix is 70% personal and 30% commercial. The company operates primarily in the midwestern and western United States and partners with 4,400 independent agencies.

Q4. What products does Allied offer?

As part of Nationwide, Allied provides a full range of insurance and financial services, including: auto, motorcycle, boat, homeowners, farm, commercial, excess and surplus lines, life insurance, annuities, mortgages, mutual funds, pensions and long-term savings plans.

Q5. Does Allied have any regional offices?

Allied has regional offices in Sacramento, CA; Denver, CO; Lincoln, NE; Des Moines, IA; and Gainesville, FL—all located well outside of Harleysville’s current operating territory.

Q6. Do Nationwide/Allied share Harleysville’s same values?

Nationwide’s/Allied’s culture and values are similar to ours—an organization committed to the independent agency system and dedicated to offering customers the best personal and commercial lines protection. Its organizational philosophy aligns well with that of Harleysville—with a strong focus on providing outstanding service to agents and policyholders.

Q7. How can I learn more about Nationwide and Allied?

You can learn more by reviewing the Nationwide Fact Sheet and by visiting the companies’ websites at www.Nationwide.com and www.Alliedinsurance.com.

Q8. What commercial lines products does Allied write?

Allied targets small and mid-sized Main Street commercial business—similar to Harleysville. They offer a full range of commercial coverages including property, auto and liability risks. Allied also offers special coverage options and/or products for specific industry segments. Following the merger, additional information about Allied’s products and services will be provided.

Q9. Does Allied have regional offices?

Yes. Allied’s regional office staff includes sales, underwriting and administration. Depending on the specific location, service and claims operations also are located at or near the regional office.

Q10. What are the current plans for personal lines? Will it continue to operate as it does today?

For the foreseeable future, the personal lines department will continue to operate as it does today, and its business strategy remains unchanged. As the merger date approaches and following the merger, Harleysville and Nationwide will collaborate to analyze and understand how to best structure the business operations, including the personal lines function, to ensure a smooth transition. When details regarding what, if any, changes will be implemented and the timetable for such changes become known, they will be communicated.

Q11. What impact (if any) will the transaction have on Harleysville’s flood business?

For the foreseeable future, the flood business unit will continue to operate as it does today, and its business strategy remains unchanged. As the merger date approaches and following the merger, Harleysville and Nationwide will collaborate to analyze and understand how to best structure the flood operation to ensure a smooth transition. When details regarding what, if any, changes will be implemented and the timetable for such changes become known, they will be communicated.

C. Marketing/Brand

Q1. Will Harleysville keep its name?

Yes. There are no anticipated brand changes related to the terms of the transaction.

Q2. Will Harleysville remain headquartered in Harleysville, PA?

Yes. Harleysville’s home office will serve as an integral part of the combined companies’ national, independent agency-based platform.

Q3. Will Harleysville remain committed to the independent agency distribution system?

Yes. Harleysville’s strong, long-term commitment to the independent agency system will continue. While Harleysville will become part of the Nationwide family, it will remain a separate organization that will distribute its products and services through independent insurance agents, just as Allied does today.

Q4. Does Nationwide plan to expand its direct sales operation (personal and commercial) to New Jersey, New York and the New England states?

Yes. Just as Nationwide is building its independent agency distribution nationally (which is one of the benefits of the mergers with Harleysville), Nationwide also is planning to expand its direct sales operation across the United States over the next several years.

Q5. Are Allied independent agents and Nationwide direct agents permitted to compete for the same prospects?

Yes, but it is less about competition and more about customer choice. Customers choose to work with independent agents, exclusive agents or directly with the company for different reasons. Because of various targeted mailings, lead prospecting and other initiatives, there may be instances where Allied and Nationwide agents are both competing for the same prospect. Following the closing, Nationwide will put into place some rules of engagement to provide direction to its agency partners.

D. Impact on Your Agency

Q1. How do these transactions benefit Harleysville agents?

Upon completion of the mergers, Harleysville agents will be representing one of the largest and strongest diversified insurance and financial services organizations in the United States. At the same time, agents will benefit from the local underwriting presence and market knowledge that has served them so well. Longer term, the combined organization will give our agents access to a more robust product portfolio, enabling them to compete more effectively for quality accounts and to expand their business through new market opportunities.

Q2. Will you consolidate Harleysville’s claims, customer service and underwriting areas with Nationwide’s P&C service operations?

Once the transactions are complete, we will work through all of the operational considerations. Our goal is to maintain the same high level of quality service you receive today, with minimal disruption.

Q3. Do you anticipate any regional realignment or underwriting changes?

We will work through all of the operational considerations upon closing, with a focus on the need to leverage the benefits of a national provider while maintaining the strong, local relationships that exist today between Harleysville’s underwriters and the agents they serve.

Q4. What impact will these transactions have on the Harleysville Agency Stock Purchase Plan (ASPP)?

The deductions for active ASPP participants will continue for this current subscription period (July 15, 2011 through January 14, 2012) and purchases of Harleysville Group stock will be made in accordance with the ASPP on January 14, 2012. As always, the purchase price, as set forth in the ASPP, will be 90% of the fair market value of the stock on the last trading day of the subscription period. If the transactions are not completed before January 14, 2012, we will not start a new subscription period under the ASPP for the period from January 15, 2012 through July 14, 2012.

The merger agreement contains a few provisions related to the ASPP. If the transactions close before the current subscription period ends, the Harleysville Group Board will take actions necessary to move up the end of the current subscription period to the trading date immediately preceding the closing date. At that time, the ASPP share purchases will occur, and your account will be credited with the applicable share purchases, in advance of the closing, and you will receive “Merger Consideration” for such shares. The Harleysville Board of Directors will take the actions necessary to terminate the ASPP effective as of the closing of the Harleysville Group merger transaction.

If an agent would like to discontinue his or her participation in the ASPP before the end of this subscription period, the normal process of informing the company, in writing, must be followed. In such situation, the agent will receive in cash, without interest, any contributions made for this current subscription period prior to the withdrawal date.

There are two ways an agent can make contributions under the ASPP for the current period. One way was for the agent to sign up for this subscription period during the July 2011 enrollment period and establish a percentage of ongoing commissions to be deducted and placed in an ASPP account. Under the provisions of the ASPP, no current participant can change his or her commission deduction amount for the current subscription period that is already in progress. A second way for the agent to participate is to make a lump sum contribution to his or her ASPP account. For the current subscription period, any such lump sum contribution must be made by no later than December 1, 2011. If an agent is already participating in the ASPP for this current subscription period, the combined total of the commission deductions and the lump sum contribution can be as much as $12,500. If not, the limit on such lump sum contribution is $6,000. In either event, the minimum lump sum contribution is $1,000. Any such lump sum contribution must be accompanied by a supplemental Subscription Agreement.

Q5. Will the merger give Harleysville agents access to Allied and Nationwide products?

Harleysville, Nationwide and Allied are separate organizations and will remain that way. Like Allied, Harleysville will continue to distribute its products and services exclusively through independent insurance agents. Over time, we will introduce additional/complementary Nationwide products and services to Harleysville agents. However, we will not make all Nationwide products and services available to our agents.

Q6. What if my agency already represents both Harleysville and Allied?

For agencies that currently represent both Harleysville and Allied, they will solicit and quote new business separately for each organization. Upon closing, Harleysville and Nationwide will collaborate to analyze and understand how to address those agents that hold both contracts to ensure a smooth transition. When details regarding what, if any, changes will be implemented and the timetable for such changes become known, they will be communicated.

Q7. Is it possible for Harleysville agents to lose business to Allied or Nationwide?

Harleysville, Allied and Nationwide will operate as separate organizations. Nationwide will operate within its current national footprint, while Allied will operate mainly in the Midwest and West with Harleysville operating primarily east of the Mississippi. Accordingly, the same competitive environment will exist as it does with other organizations that Harleysville competes against currently.

Q8. How is Harleysville going to handle contracts, contingency agreements and appointments going forward?

As it stands now, Harleysville contracts will remain separate and distinct from Allied contracts as the two companies function as separate organizations. As such, there will be no change to Harleysville’s base or contingent program for the immediate future, if at all.

Harleysville will continue to employ its existing guidelines and procedures for appointing and terminating agents.

Q9. Will Harleysville agents have more opportunity to write multi-state accounts?

Over time, we expect to expand our capabilities so that we are able to write more multi-state risks in more states.

Q10. Will there be personnel changes at the field level?

Our expectation is that the same people who have been involved with making our business decisions, in collaboration with our agency partners, will continue to be involved after this transaction. The merger is about growing our business by offering our independent agency partners more products to sell and building upon strong agency relationships through local market knowledge.

E. Equity

Q1. How does the merger involving Harleysville Group impact agents who are stockholders?

There are Harleysville agents who own HGI shares outright. Such ownership could result from (a) past market purchases, (b) Agency Stock Purchase Plan (ASPP) purchases, and/or (c) participation in the dividend reinvestment plan. When the merger of Harleysville Group and the Nationwide subsidiary occurs, each outstanding share of HGI stock owned by a public stockholder, including agents, will be converted into the right to receive cash consideration (“Merger Consideration”) in an amount equal to $60.00 per share. So, for instance, if an agent owns 100 shares of HGI stock, he or she will receive Merger Consideration of $6,000 (i.e., 100 multiplied by $60) in exchange for such shares.

Q2. When will I be paid for the shares I own? How will that be handled?

After the closing, each HGI stockholder, including agents who own HGI stock, will receive a “letter of transmittal” with specific instructions about how to submit the certificates representing owned shares (or confirm ownership of shares held in book entry) in exchange for receipt of the Merger Consideration for such shares. If you hold shares of HGI stock in a brokerage account, Merger Consideration will be paid through your broker without your having to take any action.

Q3. Will stockholders who participate in the dividend reinvestment plan continue to accumulate stock under the dividend reinvestment plan or receive cash payments for the Company’s quarterly dividend declarations until closing?

With respect to quarterly dividends, during the period between the announcement and the closing of the transaction, Harleysville has agreed to not pay any dividends to its stockholders without Nationwide’s consent. The dividend declared on September 15, 2011, and paid on September 30, 2011, was not subject to this consent requirement. The dividend that would have been paid for the fourth quarter of 2011 was not paid. The above-described requirement for Nationwide’s consent will continue to apply for any potential quarterly dividends in 2012, prior to the closing of the transaction. We do not anticipate paying any quarterly dividends prior to the closing. However, if any dividends are paid by Harleysville, shares would, in the ordinary course of business, be issued under the dividend reinvestment plan to the participants under that plan. Any such shares would be entitled to receive the Merger Consideration described in the previous question.

More Questions?

Questions or comments can be sent to the AskMichaelBrowne mailbox.

This communication may be deemed to be solicitation material in respect of the proposed transactions between Harleysville and Nationwide. In connection with the proposed transactions, Harleysville Group Inc. has filed a definitive proxy statement on Schedule 14A, which is available free of charge on the SEC’s website, http://www.sec.gov. WE URGE STOCKHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER MATERIALS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT HARLEYSVILLE GROUP INC. AND THE PROPOSED TRANSACTIONS. Investors are able to obtain free copies of the definitive proxy statement, as well as other filed documents containing information about Harleysville Group Inc. on the SEC’s website at http://www.sec.gov. Free copies of Harleysville Group Inc.’s SEC filings are also available from Harleysville Group Inc., 355 Maple Avenue, Harleysville, PA 19438-2297, Attention: Mark R. Cummins, Executive Vice President, Chief Investment Officer & Treasurer.

Issued April 16, 2012